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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (Amendment No. ___________)*

                                  Intrado Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    78388X105
             -------------------------------------------------------
                                 (CUSIP Number)

                                November 13, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[x]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.        78388X105                Page     2    of    10   Pages
          ------------------------             --------    --------
--------------------------------------------------------------------------------
     1   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         NV Partners II LP
--------------------------------------------------------------------------------
     2   Check the Appropriate Box if a Member of a Group*
                                                          (a)  [_]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   Citizenship or Place of Organization             Delaware
--------------------------------------------------------------------------------
                       5    Sole Voting Power             0
    Number of         ----------------------------------------------------------
     Shares            6    Shared Voting Power           1,792,079
  Beneficially        ----------------------------------------------------------
  Owned by Each        7    Sole Dispositive Power        0
    Reporting         ----------------------------------------------------------
   Person With         8    Shared Dispositive Power      1,792,079
--------------------------------------------------------------------------------
     9   Aggregate Amount Beneficially Owned by
         Each Reporting Person                            1,792,079
--------------------------------------------------------------------------------
     10  Check Box If the Aggregate Amount in Row (9)
         Excludes Certain Shares*                         [_]
--------------------------------------------------------------------------------
     11  Percent of Class Represented
         by Amount in Row (9):                            11.8%
--------------------------------------------------------------------------------
     12  Type of Reporting Person:*                       PN
--------------------------------------------------------------------------------

CUSIP No.        78388X105                Page     3    of    10   Pages
          ------------------------             --------    --------
--------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         New Venture Partners LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group*
                                                          (a)  [_]
                                                          (b)  [_]
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization             Delaware
--------------------------------------------------------------------------------
                       5    Sole Voting Power             0
    Number of         ----------------------------------------------------------
     Shares            6    Shared Voting Power           1,792,079
  Beneficially        ----------------------------------------------------------
  Owned by Each        7    Sole Dispositive Power        0
    Reporting         ----------------------------------------------------------
   Person With         8    Shared Dispositive Power      1,792,079
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person                            1,792,079
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                         [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by
         Amount in Row (9)                                11.8%
--------------------------------------------------------------------------------
12.      Type of Reporting Person*                        OO
--------------------------------------------------------------------------------

CUSIP No.        78388X105                Page     4    of    10   Pages
          ------------------------             --------    --------
--------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Andrew Garman
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group*
                                                          (a)  [_]
                                                          (b)  [_]
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization             United States
--------------------------------------------------------------------------------
                       5    Sole Voting Power             0
    Number of         ----------------------------------------------------------
     Shares            6    Shared Voting Power           1,792,079
  Beneficially        ----------------------------------------------------------
  Owned by Each        7    Sole Dispositive Power        0
    Reporting         ----------------------------------------------------------
   Person With         8    Shared Dispositive Power      1,792,079
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person                            1,792,079
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                         [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by
         Amount in Row (9)                                11.8%
--------------------------------------------------------------------------------
12.      Type of Reporting Person*                        IN
--------------------------------------------------------------------------------

CUSIP No.        78388X105                Page     5    of    10   Pages
          ------------------------             --------    --------
--------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Thomas Uhlman
---------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group*
                                                          (a)  [_]
                                                          (b)  [_]
---------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
                       5    Sole Voting Power             0
    Number of         ----------------------------------------------------------
     Shares            6    Shared Voting Power           1,792,079
  Beneficially        ----------------------------------------------------------
  Owned by Each        7    Sole Dispositive Power        0
    Reporting         ----------------------------------------------------------
   Person With         8    Shared Dispositive Power      1,792,079
--------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by
              Each Reporting Person                       1,792,079
--------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9)
              Excludes Certain Shares*                    [_]
--------------------------------------------------------------------------------
11.           Percent of Class Represented by
              Amount in Row (9)                           11.8%
--------------------------------------------------------------------------------
12.           Type of Reporting Person*                   IN
--------------------------------------------------------------------------------

CUSIP No.        78388X105                Page     6    of    10   Pages
          ------------------------             --------    --------
--------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Stephen Socolof
---------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group*
                                                          (a)  [_]
                                                          (b)  [_]
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
                       5    Sole Voting Power             0
    Number of         ----------------------------------------------------------
     Shares            6    Shared Voting Power           1,792,079
  Beneficially        ----------------------------------------------------------
  Owned by Each        7    Sole Dispositive Power        0
    Reporting         ----------------------------------------------------------
   Person With         8    Shared Dispositive Power      1,792,079
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person                            1,792,079
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                         [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by
         Amount in Row (9)                                11.8%
--------------------------------------------------------------------------------
12.      Type of Reporting Person*                        IN
--------------------------------------------------------------------------------

Item 1 (a)   Name of Issuer:  Intrado Inc.
             -------------------------------------------------------------------
Item 1 (b)   Address of Issuer's Principal Executive Offices:
             6285 Lookout Road, Boulder, CO 80301
             -------------------------------------------------------------------
Item 2 (a)   Name of Person Filing: NV Partners II LP ("NVP"), New Venture
             Partners LLC ("NVP LLC"), Thomas Uhlman, Stephen Socolof and Andrew
             Garman. See attached Exhibit A which is a copy of their agreement to file this statement on behalf of each of them.
             -------------------------------------------------------------------
Item 2 (b)   Address of Principal Business Office or, if none, Residence:
             98 Floral Avenue, Murray Hill, NJ 07974
             -------------------------------------------------------------------
Item 2 (c)   Citizenship: NVP is a limited partnership organized under the laws of the State of Delaware. NVP LLC is a limited liability company organized under the laws of the State of Delaware. Messrs. Uhlman,
             Socolof and Garman are each United States citizens.
             -------------------------------------------------------------------
Item 2 (d)   Title of Class of Securities:
             Common Stock, par value $0.001 per share ("Common Stock")
             -------------------------------------------------------------------
Item 2 (e)   CUSIP Number: 78388X105
             -------------------------------------------------------------------

Item 3.      If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
             (c), check whether the person filing is a:

             (a)  [ ]  Broker or dealer registered under section 15 of the
                       Exchange Act;

             (b)  [ ]  Bank as defined in section 3(a)(6) of the Exchange Act;

             (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                       Exchange Act;

             (d)  [ ]  Investment company registered under Section 8 of the
                       Investment Company Act;

             (e)  [ ]  An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);

             (f)  [ ]  An employee benefit plan or endowment fund in accordance with Rule

                       13d-1(b)(1)(ii)(F);

             (g)  [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h)  [ ]  A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

             (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.      Ownership.

                       Amount beneficially owned:

             (a) NVP is the record and beneficial owner of 1,792,079 shares of Common Stock. NVP LLC, as general partner of NVP, and Messrs. Uhlman, Socolof and Garman, as managing members of NVP LLC, may each be deemed to indirectly beneficially own 1,792,079 shares of Common Stock. NVP LLC and Messrs. Uhlman, Socolof and Garman disclaim beneficial ownership of the Common Stock.

                       Percent of class:       NVP:           11.8%
             (b)                               NVP LLC:       11.8%
                                               Mr. Garman:    11.8%
                                               Mr. Uhlman     11.8%
                                               Mr. Socolof    11.8%

             (c)       Number of shares as to which the person has:


                       (i) Sole power to vote or to direct the vote;

                       (ii) Shared power to vote or to direct the vote;

                       (iii) Sole power to dispose or to direct the disposition of; and

                       (iv) Shared power to dispose or to direct the disposition of;

                       Each of NVP, NVP LLC and Messrs. Uhlman, Socolof and Garman may be deemed to have shared power to vote and shared power to dispose of 1,792,079 shares of Common Stock.

Item 5.      Ownership of Five Percent or Less of a Class
              Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security

             Being Reported on By the Parent Holding Company or
             Control Person.
              Not applicable.

Item 8.      Identification and Classification of Members of the Group
              Not applicable.

Item 9.      Notice of Dissolution of Group
              Not applicable.

Item 10.     Certification
              Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 3, 2002                NV Partners II LP
Murray Hill, New Jersey                 By New Venture Partners LLC, its general
                                           partner

                                        By:      /s/ Andrew Garman
                                           -------------------------------------
                                           Name:   Andrew Garman
                                           Title:  Managing Member

Dated: September 3, 2002                New Venture Partners LLC
Murray Hill, New Jersey

                                        By:      /s/ Andrew Garman
                                           -------------------------------------
                                           Name:   Andrew Garman
                                           Title:  Managing Member

Dated: September 3, 2002                By:      /s/ Andrew Garman
Murray Hill, New Jersey                    -------------------------------------
                                                 Andrew Garman

Dated: September 3, 2002                By:      /s/ Thomas Uhlman
Murray Hill, New Jersey                    -------------------------------------
                                                 Thomas Uhlman

Dated: September 3, 2002                By:      /s/ Stephen Socolof
Murray Hill, New Jersey                    -------------------------------------
                                                 Stephen Socolof

                                    EXHIBIT A

                                    AGREEMENT


      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Intrado Inc.

      EXECUTED as of this 3rd day of September, 2002.

                                        NV Partners II LP
                                        By New Venture Partners LLC, its general
                                           partner

                                        By:      /s/ Andrew Garman
                                           -------------------------------------
                                             Name:   Andrew Garman
                                             Title:  Managing Member

                                        New Venture Partners LLC

                                        By:      /s/ Andrew Garman
                                           -------------------------------------
                                             Name:   Andrew Garman
                                             Title:  Managing Member

                                        By:      /s/ Andrew Garman
                                           -------------------------------------
                                                 Andrew Garman

                                        By:      /s/ Thomas Uhlman
                                           -------------------------------------
                                                 Thomas Uhlman

                                        By:      /s/ Stephen Socolof
                                           -------------------------------------
                                                 Stephen Socolof